Exhibit 99.1

MarketWatch.com Announces First Quarter 2004 Financial Results;
Company Posts Revenues of $17.8 Million and EBITDA of $1.1 Million

San Francisco, CA, April 28, 2004 - MarketWatch.com, Inc. (NASDAQ: MKTW, "MarketWatch" and the "Company"), a leading provider of business news, financial information and analytical tools, today announced financial results for the first quarter ended March 31, 2004. The Company's total revenues increased 60% to $17.8 million for the first quarter 2004, compared to $11.1 million for the same period a year ago. Due to certain charges totaling $1.3 million related to the acquisition of Pinnacor Inc. and other unusual costs, first quarter 2004 net loss was ($325,000) or ($0.01) per share, compared to $35,000, or $0.00 per share, for the first quarter 2003. The Company reported first quarter 2004 earnings before interest, taxes, depreciation and amortization (EBITDA) of $1.1 million, compared to $1.0 million for the same period of 2003.

"We are pleased to report $1.1 million in EBITDA during a quarter in which we incurred significant costs related to our acquisition of Pinnacor and other unusual items," said Larry Kramer, Chairman and CEO of MarketWatch.com.  "During the six-month period between signing and closing of the acquisition in mid-January, the Pinnacor business slowed significantly because customers held off signing new contracts or upgrading contracts until completion of the acquisition.  After the closing, we immediately began the process of re-engaging Pinnacor customers, which is ongoing today.  Fortunately, our own licensing business has been stable, and our advertising business has been significantly over-performing.  And, I am proud to say that on the last day of the quarter, we signed the largest licensing deal in the history of the Company, the sale of an expanded news product on the Thomson One platform."

On March 31, 2004, the Company and Thomson Financial (NYSE: TOC; TSX: TOC), a leading provider of information and technology solutions to the worldwide financial community, announced the signing of an agreement pursuant to which MarketWatch, on an exclusive basis, agreed to produce a real-time financial newswire service for distribution by Thomson and its affiliates. As part of the agreement, Thomson will contribute to the funding of MarketWatch's development and production costs relating to the service and provide additional editorial support for the service. Beginning on the first anniversary date of the signing of the agreement, the companies will share in the profits of the news service after both parties recover certain costs. The build up of the editorial and production infrastructure is expected to take up to 9 months, with the service to launch by December 31, 2004.

Financial Highlights

Advertising revenues, which include online, and radio and television broadcast, sales, totaled $7.7 million in the first quarter 2004, an increase of 48% from the first quarter 2003, and up slightly from the fourth quarter 2003. The strength in advertising revenues was driven primarily by advertisers in the financial services sector, while at the same time the Company obtained new and renewed contracts from advertisers in the travel and automobile sectors.

"The financial services advertisers assumed larger positions and presentation on our destination Web site this quarter and we couldn't be more thrilled not only with the continued momentum of their business, but also with the fact that our advertising revenues remained level with the prior quarter, traditionally our strongest advertising quarter by far," said Kramer. "We also saw larger dollar amounts being spent by several customers."

With the acquisition of Pinnacor in mid-January, licensing revenues from the Company's MarketWatch Information Services business, which incorporated Pinnacor's license business, grew to $9.8 million in the first quarter 2004, compared to $5.6 million in the same period a year ago.

Subscription revenues, which consist of fees collected for the Company's newsletters, were $397,000, an increase of 23% over the $323,000 reported the same period a year ago. During the quarter, the Company launched Hulbert Interactive, and added popular columnist, Herb Greenberg, to its staff of journalists, and discontinued The Calandra Report.

Cash and cash equivalents were $44.8 million at March 31, 2004, compared to $48.1 million at December 31, 2003. The Company received $4.8 related to issuance of common stock under its employee stock plans, offset by payments of approximately $5.5 million related to the Pinnacor acquisition, net of cash acquired. Cash used in operations was $2.4 million during the first quarter, primarily due to prepayment of extension coverage for Pinnacor's director and officer insurance and an unusually high accounts receivable balance from a significant amount of advertising sales occurring in the last month of the quarter.

Operating loss for the first quarter of 2004 totaled ($451,000), compared to an operating loss of ($96,000) in the same period 2003. The increase in operating loss was primarily due to an aggregate of $1.3 million related to employee, travel and consultant costs incurred for the Pinnacor integration, the amortization of Pinnacor's intangible assets and the increased legal costs relating to the Calandra investigation.

"We're pleased with our continued growth in the advertising business and see it as an indicator of renewed growth and future increased investment from the financial services sector," said Joan Platt, CFO of MarketWatch.com, Inc. "Over time, we expect that the strengthening environment in the financial services industry will also positively impact our licensing revenues, though we are starting with a lower revenue base from Pinnacor. As we focus on integrating our operations, we still believe that the acquisition will add to our net income for the year."

Additional Business Highlights

  In January, the Company announced it was the first to offer a new targeted-advertising capability of audience packages based on both visitor behavior and workplace domain address, enabling breakthrough Web ad campaigns that directly target specific industries and buyer profiles.
  The Company's Chairman and CEO, Larry Kramer, was named Chairman of the Online Publishers Association (OPA) for a one-year term beginning in February.
  In March, the Company launched Hulbert Interactive, an unprecedented online investment screener that allows users to evaluate securities based on more than 20 years of data from the Hulbert Financial Digest (HFD), the premier publication devoted to tracking and analyzing investment newsletters.
  MarketWatch announced in March that it would offer educational courses for introductory and advanced trading and investing tactics to the Company's audience of CBS.MarketWatch.com and BigCharts.com users.
  In March, the Company hired veteran financial journalist Herb Greenberg as a senior columnist who will write a free column for the CBS MarketWatch Web site and a paid newsletter, as well as make regular appearances on the MarketWatch.com Radio Network and CBS MarketWatch Weekend television show.

Outlook

Since Pinnacor was acquired in mid-January 2004, the second quarter 2004 will include the impact of Pinnacor's operations for the entire quarter. For the second quarter 2004, net revenues are expected to be in the range of $20 million to $21 million. In addition, the Company estimates second quarter 2004 gross margins to be in the 68% to 70% range, higher than reported historically, primarily due to reduced royalty payments to CBS since the amount of annual revenues attributable to Pinnacor's prior year are not included for purposes of calculating CBS' royalty payments. Operating profits are expected to be in the range of 2% to 4% of net revenues for the second quarter 2004 as the Company begins to strategically invest in its business and at the same time recognize the benefits of initial cost synergies realized from the integration of Pinnacor.

Financial estimates for the fiscal year 2004 consist of net revenues in the $81 million to $83 million range, gross margins in the 68% to 70% range and the Company's target diluted earnings per share for fiscal 2004 of $0.15 per share. The Company estimates cost synergies totaling over $5 million from the acquisition of Pinnacor and expects to invest a substantial portion of the realized synergies into product development, the launch of new subscription newsletters and the growth of its revenue streams in future years.

Quarterly Conference Call

MarketWatch.com, Inc. will host a conference call to discuss first quarter 2004 results at 8:00 a.m. Pacific Time today. A live Web cast of the conference call, together with supplemental financial information, can be accessed through the Company's Investor Relations Web site at http://ir.marketwatch.com. In addition, an archive of the Web cast can be accessed through the same link. An audio replay of the call will be available following the conference call by dialing (800) 475-6701 or (320) 365-3844, reservation number 725320.

About MarketWatch.com, Inc.

MarketWatch.com, Inc. (NASDAQ:MKTW) is a leading provider of business news, financial information and analytical tools. Founded in 1997, the Company operates two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com. The Company produces the syndicated CBS MarketWatch Weekend program, airs financial reports over The CBS TELEVISION NETWORK and provides updates every 30 minutes on the MarketWatch.com Radio Network. MarketWatch.com also offers subscription products for individual investors, including The Hulbert Financial Digest, Retirement Weekly and The Technical Indicator. The Company's MarketWatch Information Services group is a leading licensor of market news, data, investment analysis tools and other online applications to financial services firms, media companies, wireless carriers and Internet service providers.

Notice Regarding Forward-Looking Statements

This media release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company's actual results may differ materially from those anticipated in these forward-looking statements, which include statements relating to the anticipated timetable for the infrastructure build-up and service launch relating to the Thomson One platform, the anticipated continued growth in Internet advertising in 2004, the improvement in the financial services industry and the potential positive impact on the Company's advertising and licensing revenues. Additional forward-looking statements include the expected ranges of revenues, gross margin and operating profit for the second quarter of 2004 and the full fiscal year, and the diluted earnings per share for the full fiscal year, as well as the projections for the cost synergies relating to the Pinnacor acquisition and that the acquisition will add to the Company's net income for fiscal 2004. Factors that might contribute to such differences include, among others, the Company's ability to develop on a timely basis, as well as consumer acceptance of, the Company's new products and solutions for advertising, licensing and subscription customers; the Company's ability to attract new advertising customers; the level of Internet advertising in general and the amount of advertising on the Company's Web sites and other media outlets in particular; and the Company's ability to successfully integrate the Pinnacor business and the ability to realize anticipated synergies and cost savings from the acquisition. For more information about these and other potential factors that could affect the Company's business and financial results, see the discussion of "Factors That May Affect Our Operating Results" in the Company's 10-K for the year ended December 31, 2003; the discussion of "Risk Factors" in the Registration Statement on Form S-4 filed in connection with the Pinnacor acquisition, as well as other recent reports the Company has filed with the Securities and Exchange Commission (the "SEC"), which are available on the SEC's Web site at www.sec.gov.

###

Contact:

Anna Yen, Director of Investor Relations, Marketwatch.com, Inc., 415-616-7214 or ayen@marketwatch.com

MarketWatch.com, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                          Three months ended
                                                              March 31,
                                                       ----------------------
                                                          2004        2003
                                                       ----------  ----------

Net revenues:
   Advertising....................................... $    7,666  $    5,175
   Licensing.........................................      9,753       5,620
   Other.............................................        397         323
                                                       ----------  ----------
      Total net revenues.............................     17,816      11,118

Cost of net revenues.................................      5,468       4,024
                                                       ----------  ----------
Gross profit.........................................     12,348       7,094
                                                       ----------  ----------
Operating expenses:
   Product development...............................      4,938       1,842
   General and administrative........................      3,823       2,929
   Sales and marketing...............................      3,624       2,419
   Amoritization of intangibles......................        414          --
                                                       ----------  ----------
      Total operating expenses.......................     12,799       7,190
                                                       ----------  ----------
Income (loss) from operations........................       (451)        (96)
Interest income......................................        126         134
Income tax...........................................         --          (3)
                                                       ----------  ----------
Net income (loss).................................... $     (325) $       35
                                                       ==========  ==========
Net income (loss) per share:
 Basic............................................... $    (0.01) $     0.00
                                                       ==========  ==========
 Diluted............................................. $    (0.01) $     0.00
                                                       ==========  ==========
Weighted average shares outstanding used to compute:
 Basic...............................................     23,101      17,157
                                                       ==========  ==========
 Diluted.............................................     23,101      18,047
                                                       ==========  ==========

Supplemental financial data (1):
   Net income (loss) ................................ $     (325) $       35
   Depreciation and amortization.....................      1,520       1,060
   Interest income...................................       (126)       (134)
   Tax expense.......................................         --           3
                                                       ----------  ----------
EBITDA............................................... $    1,069  $      964
                                                       ==========  ==========

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company has presented EBITDA because it is a common alternative measure of performance and management believes that EBITDA is an appropriate measure of evaluating the liquidity and operating performance of the Company.

MarketWatch.com, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

                                                            March 31,   December 31,
                                                              2004         2003
                                                           -----------  -----------
                                                           (unaudited)
                         Assets
Current assets:
   Cash and cash equivalents and short term investments.. $    44,845  $    48,079
   Restricted cash.......................................       1,121           --
   Accounts receivable, net..............................      13,545        7,022
   Prepaid expenses......................................       2,568          685
                                                           -----------  -----------
         Total current assets............................      62,079       55,786

Property and equipment, net..............................       4,692        4,387
Goodwill and intangibles, net............................      95,656       22,429
Prepaid acquisition costs................................          --        2,498
Restricted cash..........................................         842           --
Other assets.............................................         608          128
                                                           -----------  -----------
         Total assets.................................... $   163,877  $    85,228
                                                           ===========  ===========
          Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable and accrued expenses................. $    15,056  $     8,686
   Current portion of lease obligations..................         752           --
   Deferred revenue......................................       5,798        1,377
                                                           -----------  -----------
         Total current liabilities.......................      21,606       10,063

Lease obligations, less current portion..................           5           --
                                                           -----------  -----------
         Total liabilities...............................      21,611       10,063
                                                           -----------  -----------
Stockholders' equity:
   Preferred stock.......................................          --           --
   Common stock..........................................         247          180
   Additional paid-in capital............................     390,579      323,141
   Deferred compensation.................................         (77)          --
   Other comprehensive income............................          (2)          --
   Accumulated deficit...................................    (248,481)    (248,156)
                                                           -----------  -----------
         Total stockholders' equity......................     142,266       75,165
                                                           -----------  -----------
         Total liabilities and stockholders' equity...... $   163,877  $    85,228
                                                           ===========  ===========